Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces Fourth

Quarter and Full Year 2009 Results

Denver, Colorado – (Business Wire) – February 11, 2010 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2009.

Highlights for the fourth quarter of 2009 as compared to the fourth quarter of 2008 include:

•	Revenue increased 12.2% to $387.5 million

•	Comparable restaurant sales increased 2.0%

•	Restaurant level operating margin was 24.5%, an increase of 340 basis points

•	Net income was $31.6 million, an increase of 86%

•	Diluted earnings per share was $0.99, an increase of 90%

Highlights for the twelve months ended December 31, 2009 as compared to the prior year include:

•	Revenue increased 14.0% to $1.518 billion

•	Comparable restaurant sales increased 2.2%

•	Restaurant level operating margin was 24.9%, an increase of 340 basis points

•	Net income was $126.8 million, an increase of 62%

•	Diluted earnings per share was $3.95, an increase of 67%

•	Average new restaurant development costs were $850K, a decrease of 7.2%

“During 2009, we remained focused on our mission to change the way the world thinks about and eats fast food, while continuing to strengthen our people culture and our unit economic model. We are more committed than ever to providing the best dining experience we can and serving food made from the finest ingredients, which were raised with respect for the animals, the environment, the farmers, and ultimately our customers” said Founder, Chairman, and Co-CEO, Steve Ells.

Fourth quarter 2009 results

Revenue for the quarter was $387.5 million, up 12.2% from the prior year period. The growth in revenue was the direct result of new restaurants not in the comparable base and a 2.0% increase in comparable restaurant sales. Comparable restaurant sales growth was driven by the impact of menu price increases taken in the 4th quarter of 2008.

During the quarter Chipotle opened 45 new restaurants, bringing the total restaurant count to 956.

Restaurant level margins were 24.5% in the quarter, an increase of 340 basis points over prior year. The increase was primarily driven by the impact of menu price increases during 2008 and labor efficiencies.

G&A costs were 6.5% of revenue, down 50 basis points from the prior year period. The improvement as a percent of revenue was attributed to continued cost management and the 2008 menu price impact partially offset by higher bonus accruals.

Net income for the fourth quarter of 2009 was $31.6 million, or $0.99 per diluted share, compared to $17.0 million, or $0.52 per diluted share, in the fourth quarter of 2008.

Results for the twelve months ended December 31, 2009

Revenue for the year ended December 31, 2009 was $1.518 billion, up 14% from prior year. The growth in revenue was the direct result of new restaurants not in the comparable base and a 2.2% increase in comparable restaurant sales. Comparable restaurant sales growth was the result of menu price increases in 2008 partially offset by a decline in traffic.

For the full year, Chipotle opened 121 new restaurants.

Restaurant level margins increased 340 basis points to 24.9% for the full year. The increase in margins related to menu price increases from 2008, labor efficiencies, and decreased marketing and promotional expenses.

“Our continued focus on developing more Restaurateurs resulted in extraordinary labor efficiencies during 2009. These efficiencies were the direct result of our highest performers working more efficiently while delivering exceptional food and outstanding customer service. These efficiencies helped us achieve record margins which we believe can be largely sustained as we enter 2010” said Co-CEO Monty Moran.

G&A costs for the full year 2009 were $99.1 million, or 6.5% of revenue. The decrease of 20 basis points as a percent of revenue from the prior year is the result of menu price increase impact and careful management of expenses, especially travel, partially offset by higher bonus accruals.

Net income for the full year 2009 was $126.8 million, or $3.95 per diluted share, compared to $78.2 million, or $2.36 per diluted share for 2008.

Outlook

For 2010, management expects the following:

•	120-130 new restaurant openings

•	Flat comparable restaurant sales

•	An effective tax rate of approximately 38.5%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13 th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss fourth quarter and full year 2009 financial results today at 4:30 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Co-Chief Executive Officer, Monty Moran, Co-Chief Executive Officer, and Jack Hartung, Chief Financial Officer. The conference call can be accessed live over the phone by dialing 1-888-601-3874 or 1-913-312-1437 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 6874067. The replay will be available until February 18, 2010. The call will be webcast live from the Company’s website at chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 950 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales increases, the number of restaurants we intend to open, and our expected effective tax rate in 2010, as well as statements elsewhere in the release regarding our expectations for the sustainability of restaurant level margins, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; changes in consumer preferences, general economic conditions or consumer discretionary spending; changes in the availability and costs of food; the risk of food-borne illnesses and other health concerns about our food products; the potential for increased labor costs or difficulty retaining qualified employees; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks relating to our expansion into new markets; risks related to our development and implementation of a new marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2009		2008
Revenue	$387,544	100.0%	$345,344	100.0%

Restaurant operating costs:
Food, beverage and packaging	116,463	30.1	110,944	32.1
Labor	99,697	25.7	91,783	26.6
Occupancy	30,417	7.8	28,351	8.2
Other operating costs	45,955	11.9	41,369	12.0
General and administrative expenses	25,078	6.5	24,266	7.0
Depreciation and amortization	15,940	4.1	14,124	4.1
Pre-opening costs	2,405	0.6	2,506	0.7
Loss on disposal of assets	1,204	0.3	4,127	1.2

	337,159	87.0	317,470	91.9

Income from operations	50,385	13.0	27,874	8.1

Interest and other income	302	0.1	270	0.1
Interest and other expense	(72)	0.0	(75)	0.0

Income before income taxes	50,615	13.1	28,069	8.1
Provision for income taxes	(19,019)	(4.9)	(11,096)	(3.2)

Net income	$31,596	8.2%	$16,973	4.9%

Earnings per share:
Basic	$1.00		$0.52

Diluted	$0.99		$0.52

Weighted average common shares outstanding:
Basic	31,585		32,538

Diluted	31,904		32,799

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Year ended December 31,
	2009		2008
Revenue	$1,518,417	100.0%	$1,331,968	100.0%

Restaurant operating costs:
Food, beverage and packaging	466,027	30.7	431,947	32.4
Labor	385,072	25.4	351,005	26.4
Occupancy	114,218	7.5	98,071	7.4
Other operating costs	174,581	11.5	164,018	12.3
General and administrative expenses	99,149	6.5	89,155	6.7
Depreciation and amortization	61,308	4.0	52,770	4.0
Pre-opening costs	8,401	0.6	11,624	0.9
Loss on disposal of assets	5,956	0.4	9,339	0.7

	1,314,712	86.6	1,207,929	90.7

Income from operations	203,705	13.4	124,039	9.3

Interest and other income	925	0.1	3,469	0.3
Interest and other expense	(405)	0.0	(302)	0.0

Income before income taxes	204,225	13.4	127,206	9.6
Provision for income taxes	(77,380)	(5.1)	(49,004)	(3.7)

Net income	$126,845	8.4%	$78,202	5.9%

Earnings per share:
Basic	$3.99		$2.39

Diluted	$3.95		$2.36

Weighted average common shares outstanding:
Basic	31,766		32,766

Diluted	32,102		33,146

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$219,566	$88,044
Accounts receivable, net of allowance for doubtful accounts of $339 and $608 as of December 31, 2009 and December 31, 2008, respectively	4,763	3,643
Inventory	5,614	4,789
Current deferred tax asset	3,134	2,557
Prepaid expenses	14,377	11,764
Income tax receivable	—	285
Available-for-sale securities	50,000	99,990

Total current assets	297,454	211,072
Leasehold improvements, property and equipment, net	636,411	585,899
Other assets	5,701	6,075
Goodwill	21,939	21,939

Total assets	$961,505	$824,985

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$25,230	$23,890
Accrued payroll and benefits	41,404	24,469
Accrued liabilities	31,216	28,347
Current portion of deemed landlord financing	96	82
Income tax payable	4,207	—

Total current liabilities	102,153	76,788
Deferred rent	106,395	87,009
Deemed landlord financing	3,782	3,878
Deferred income tax liability	38,863	29,863
Other liabilities	6,851	4,857

Total liabilities	258,044	202,395

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 33,473 and 32,878 shares issued as of December 31, 2009 and December 31, 2008, respectively	335	329
Additional paid-in capital	539,880	501,993
Treasury stock, at cost, 1,990 and 692 shares at December 31, 2009 and December 31, 2008, respectively	(114,316)	(30,227)
Accumulated other comprehensive income (loss)	29	(193)
Retained earnings	277,533	150,688

Total shareholders’ equity	703,461	622,590

Total liabilities and shareholders’ equity	$961,505	$824,985

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Year ended December 31,
	2009	2008
Operating activities
Net income	$126,845	$78,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,308	52,770
Deferred income tax provision	8,423	13,165
Change in valuation allowance	—	89
Loss on disposal of assets	5,956	9,339
Bad debt allowance	(245)	440
Stock-based compensation	14,992	11,374
Other	222	(226)
Changes in operating assets and liabilities:
Accounts receivable	(875)	1,290
Inventory	(825)	(457)
Prepaid expenses	(2,613)	(2,767)
Other assets	374	(2,673)
Accounts payable	1,435	3,635
Accrued liabilities	19,804	(529)
Income tax receivable/payable	4,492	9,250
Deferred rent	19,386	23,817
Other long-term liabilities	1,994	1,788

Net cash provided by operating activities	260,673	198,507

Investing activities
Purchases of leasehold improvements, property and equipment, net	(117,198)	(152,101)
Purchase of available-for-sale securities	(50,000)	(99,990)
Maturity of available-for-sale securities	99,990	20,000

Net cash used in investing activities	(67,208)	(232,091)

Financing activities
Proceeds from option exercises	11,793	471
Excess tax benefit on stock-based compensation	10,435	284
Payments on deemed landlord financing	(82)	(76)
Acquisition of treasury stock	(84,089)	(30,227)

Net cash used in financing activities	(61,943)	(29,548)

Net change in cash and cash equivalents	131,522	(63,132)
Cash and cash equivalents at beginning of period	88,044	151,176

Cash and cash equivalents at end of period	$219,566	$88,044

Supplemental disclosures of cash flow information
Income taxes paid	$53,644	$37,568

(Increase)/decrease in purchases of leasehold improvements, property and equipment accrued in accounts payable	$95	$(375)

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	Mar. 31, 2009	Dec. 31, 2008
Number of restaurants opened	45	26	24	26	39
Restaurant relocations or closures	—	(1)	—	(1)	—
Number of restaurants at end of period	956	911	886	862	837
Average restaurant sales	$1,728	$1,736	$1,734	$1,755	$1,763
Comparable restaurant sales increases	2.0%	2.7%	1.7%	2.2%	3.5%